UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 23, 2010

Boston Scientific Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11083	04-2695240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Boston Scientific Place, Natick, Massachusetts		01760-1537
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	508-650-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(b): At a meeting of our Board of Directors held on February 23, 2010, Senator Warren B. Rudman and John E. Pepper announced their intention not to stand for re-election at our 2010 Annual Meeting of Stockholders and to retire from our Board at that time.

5.02(c): On February 23, 2010, the Executive Compensation and Human Resources Committee of our Board of Directors (the "Compensation Committee") approved a long-term equity incentive award for Jeffrey D. Capello having an aggregate value of $1,250,000 in consideration of the increased responsibilities to be assumed by him in his new position as Executive Vice President and Chief Financial Officer of the Company. The award consists of 25% performance share units, 25% deferred stock units and 50% non-qualified stock options, all of which were granted as of the close of business on February 23, 2010.

Mr. Capello’s annual base salary is $575,000, not $600,000 as reported in our Current Report on Form 8-K dated as of February 6, 2010.

5.02(e): On February 23, 2010, the Compensation Committee also approved certain relocation benefits for Fredericus A. Colen in connection with his new role as Executive Vice President and Chief Technology Officer of the Company. The Company will absorb a third of Mr. Colen’s gross loss on the sale of his home, not to exceed a gross loss of $1,000,000. The Company will also absorb the cost of personal goods shipments to a second location. As is the practice under our global relocation programs, Mr. Colen will receive a tax gross-up benefit with regard to these payments.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Scientific Corporation

March 1, 2010	By:	Lawrence J. Knopf

Name: Lawrence J. Knopf
Title: Senior Vice President and Deputy General Counsel